TEGAL SETTLES FEE DISPUTE WITH FORMER ATTORNEYS

Petaluma, Calif., January 22, 2008 — Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced that it had settled a fee dispute with the second of its former attorneys for $3.8 million.

On January 16, 2008, Tegal Corporation (the “Company”) and its wholly owned subsidiary, Sputtered Films, Inc. (“SFI”), received a Notice of Acceptance of Written Offer to Compromise from Keker & Van Nest LLP (“KVN”), one of the two law firms that had represented SFI in its lawsuit against Sergey Mishin, Advanced Modular Sputtering (“AMS”), Agilent Technologies, Inc., Avago Technologies U.S., Inc., Avago Technologies Wireless (U.S.A) Manufacturing, Inc. and other defendants, which was settled in November 2006 (the “AMS Settlement”).  As previously disclosed in the Company’s SEC filings, KVN and Gonzalez & Leigh LLP (“G&L”) claimed they were entitled, as a result of the AMS Settlement, to receive contingent fees from the Company and SFI.   KVN had claimed it was owed fees in the amount of approximately $6.72 million; G&L had claimed that it was owed approximately $2.25 million.  As previously disclosed in a Form 8-K filed with the SEC on August 20, 2007, the Company executed a Mutual General Release and Settlement Agreement dated August 15, 2007 with G&L and paid G&L $995,000 pursuant to that agreement.  In connection with KVN’s acceptance of the Company’s Written Offer to Compromise and the execution of a mutual general release, dated as of January 18, 2008, the Company has paid KVN $3.8 million.

As previously disclosed in the Company’s SEC filings, the Company had placed $19.5 million, representing the gross cash proceeds from the November 2006 settlement, into suspense.  As a result of the developments described above, the Company will eliminate the suspense along with other liabilities related to the AMS Settlement, and the net proceeds will be taken to other income in the fiscal fourth quarter ending March 31, 2008.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices.   Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents.  Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Christine Hergenrother (VP and CFO), 707/763-5600
or
The Blue Shirt Group
Rakesh Mehta or Chris Danne, 415/217-7722